Exhibit 10.4

ELLIE MAE, INC.

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

OF SIGMUND ANDERMAN

This Second Amended and Restated Employment Agreement (the “Agreement”) is made and entered into by and between Sigmund Anderman (the “Executive”) and Ellie Mae, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Amended and Restated Employment Agreement dated as of April 30, 2002 (the “Prior Employment Agreement”) which provides for the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Executive is currently employed by the Company as the Company’s Chief Executive Officer; and

WHEREAS, the Company and the Executive wish to amend and restate the Prior Employment Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and other good and valuable consideration, the parties agree as follows:

1.	Duties and Scope of Employment.

(a)     Positions and Duties. As of the Effective Date, the Executive will continue to serve as Chief Executive Officer of the Company. The Executive will render such business and professional services in the performance of his duties, consistent with the Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”).

(b)     Board Membership. The Executive will continue to serve as a member and Chairman of the Board.

(c)     Obligations. The Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. While employed by the Company, the Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.     At-Will Employment. The parties agree that the Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. The Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of his employment with the Company.

3.	Compensation.

(a)     Base Salary. Effective as of April 1, 2010, the Company will pay the Executive an annual base salary of $350,000 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. The Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b)     Bonus. The Executive will be eligible to participate in any bonus plans as may be adopted from time to time by the Board in its sole discretion. Any bonus payments will be made by the 15th day of the 3rd month following the end of the year to which such bonus payment relates.

(c)     Stock Option. The Executive will be eligible to receive stock options and other equity incentive grants as determined by the Board in its sole discretion.

4.     Employee Benefits. The Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.     Life Insurance. The Company currently maintains, on behalf of the Executive, a supplemental term life insurance policy in the amount of $1,000,000. The Company will continue to provide such benefit while the Executive is employed by the Company. The Company will also provide the Executive with (i) cash payments equal to the annual premiums of any life insurance policies maintained by the Company for the benefit of the Executive and his beneficiaries and dependents and (ii) an additional cash payment sufficient to pay any taxes ensuing from the payments made by the Company to the Executive pursuant to this sentence.

6.     Expenses. The Company will reimburse the Executive for reasonable travel, entertainment or other expenses incurred by the Executive in the furtherance of or in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7.     Covered Termination Prior to a Change in Control. If Executive experiences a Covered Termination prior to a Change in Control having occurred, and if Executive executes and fails to revoke during the applicable revocation period a general release of claims against the Company and its affiliates substantially in the form attached hereto as Exhibit A (a “Release of Claims”) within sixty (60) days following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)     Severance. Executive shall be entitled to receive an amount equal to twenty-four (24) months of Executive’s base salary at the rate in effect immediately prior to Executive’s termination of employment, such amount to be payable in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(b)     Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the twenty-four (24) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

8.     Covered Termination On or Following a Change in Control. If Executive experiences a Covered Termination on or following a Change in Control, and if Executive executes and fails to revoke during the applicable revocation period a Release of Claims within sixty (60) days following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, vacation and expense reimbursement payable in accordance with applicable law, the Company shall provide Executive with the following:

(a)     Severance. Executive shall be entitled to receive an amount equal to the lesser of (i) twenty-four (24) months of Executive’s base salary at the higher of the rate in effect immediately prior to Executive’s termination of employment or the Change in Control or (ii) in the event the Company’s common stock is not publicly traded as of immediately prior to the Change in Control, one percent (1%) of the aggregate consideration payable to the holders of the Company’s Preferred Stock upon a liquidation of the Company. The amount payable under this Section 8(a) shall be paid in a cash lump sum, less applicable withholdings, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Covered Termination.

(b)     Equity Awards. In the event the Covered Termination occurs on or prior to the second (2nd) anniversary of the Change in Control, each outstanding equity award, including, without limitation, each stock option and restricted stock award, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the shares subject thereto.

(c)     Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents through the earlier of (i) the twenty-four (24) month anniversary of the date of Executive’s termination of employment and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

9.     Other Terminations. If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than by virtue of a Covered Termination, then Executive shall not be entitled to any severance benefits hereunder other than accrued but unpaid salary, bonus, vacation and expense reimbursement in accordance with applicable law and to elect any continued healthcare coverage as may be required under COBRA or similar state law.

10.    Definitions. The following terms referred to in this Agreement shall have the following meanings:

(a)     Cause. “Cause” means (i) an act of dishonesty made by the Executive in connection with the Executive’s responsibilities as an employee, (ii) the Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) the Executive’s gross misconduct or (iv) the Executive’s continued substantial violations of his employment duties after the Executive has received a written demand for performance from the Board which specifically sets forth the factual basis for the Company’s belief that the Executive has not substantially performed his duties.

(b)     Change in Control. “Change in Control” means the consummation of any of the following transactions: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (as defined below); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” unless it also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5). “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c)     Constructive Termination. “Constructive Termination” means Executive’s resignation from employment with the Company after the occurrence, without Executive’s written consent, of any of the following: (i) a material reduction by the Company in the Base Salary of the Executive as in effect immediately prior to such reduction; (ii) a material breach by the Company of this Agreement or any offer letter or employment agreement between Executive and the Company; (iii) the material relocation of Executive’s principal place of employment to a facility or a location more than 50 miles from the Executive’s then present principal place of employment; or (iv) a material reduction of the Executive’s duties, authority or responsibilities with respect to the business of the Company as it existed prior to the Change in Control. The parties acknowledge that either a change in the Executive’s title without a corresponding change in the Executive’s duties, position or responsibilities or a change in the person or entities to whom the Executive reports are typical changes following a Change in Control and do not alone constitute a Constructive Termination. Notwithstanding the foregoing, a resignation shall not constitute a “Constructive Termination” unless the event or condition giving rise to such resignation continues more than thirty (30) days following Executive’s written notice of such condition provided to the Company within ninety (90) days of the first occurrence of such event or condition and such resignation is effective within thirty (30) days following the end of such notice period.

(d)     Covered Termination. “Covered Termination” shall mean Executive’s Constructive Termination or the termination of Executive’s employment by the Company other than for Cause.

11.	Confidential Information; Non-Solicitation.

(a)     Confidential Information. Executive shall continue to be subject to the Employee Confidential Information and Invention Assignment Agreement entered into between Executive and the Company (the “Confidential Information Agreement”).

(b)     Non-Solicitation. In addition to each Executive’s obligations under the Confidential Information Agreement, Executive shall not for a period of one (1) year following Executive’s termination of employment for any reason, either on Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or stockholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who is an officer or employee of the Company; provided, however, that a general advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 11(b). Executive also agrees not to harass or disparage the Company or its employees, clients, directors or agents or divert or attempt to divert any actual or potential business of the Company.

(c)     Survival of Provisions. The provisions of this Section 11 shall survive the termination or expiration of the applicable Executive’s employment with the Company and shall be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(d)     Conditional Nature of Severance Payments. The Executive agrees and acknowledges that the Executive’s right to receive the severance payments set forth in Sections 7 and 8 (to the extent the Executive is otherwise entitled to such payments) shall be conditioned upon compliance with the restriction in this Section 11. In the event of any breach of this Section 11, the Company shall be entitled to recover from the Executive, and the Executive shall pay to the Company, the amount equal to the amount paid to the Executive pursuant to Section 7 or 8.

12.    Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 5 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive.

13.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

14.    Notices. All notices, requests, demands and other communications called for under this Agreement will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one day after being sent by a well established commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Ellie Mae, Inc.

4155 Hopyard Road, Suite 200

Pleasanton, California 94588

If to the Executive:

Sigmund Anderman

at the last residential address known by the Company.

15.    Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16.	Arbitration.

(a)     General. In consideration of the Executive’s service to the Company, its promise to arbitrate all employment related disputes and the Executive’s receipt of the compensation, pay raises and other benefits paid to the Executive by the Company, at present and in the future, the Executive agrees that any and all controversies, claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from the Executive’s service to the Company under this Agreement or otherwise or the termination of the Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which the Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. The Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with the Executive.

(b)     Procedure. The Executive agrees that any arbitration will be administered by the American Arbitration Association (the “AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. The Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The Executive agrees that the arbitrator will issue a written decision on the merits. The Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. The Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or the AAA except that the Executive will pay the first $200.00 of any filing fees associated with any arbitration the Executive initiates. The Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c)     Remedy. Except as provided by the Rules and Sections 16(d) and 16(e) hereof, arbitration will be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Rules, neither the Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)     Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential information, non-solicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

(e)     Administrative Relief. The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.

(f)     Voluntary Nature of Agreement. The Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked any questions needed for the Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that the Executive is waiving the Executive’s right to a jury trial. Finally, the Executive agrees that the Executive has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.

17.	Section 409A.

(a)     Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 3 unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 17(b) of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following Executive’s Separation from Service. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following Executive’s Separation from Service and the remaining payments shall be made as provided in this Agreement.

(b)     Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 11(b) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)     Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

18.    Integration. This Agreement, together with the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter in this Agreement and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties to this Agreement.

19.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21.     Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22.     Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

23.     Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24.     Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement on the respective dates set forth below.

ELLIE MAE, INC.

By:	/s/ Edgar Luce

Title:	Chief Financial Officer

Date:	6/17/2010

EXECUTIVE

/s/ Sigmund Anderman
Sigmund Anderman

Date:	6/17/2010